Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2023
FREMONT, Calif., July 27, 2023 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the second quarter of 2023, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $711.1 million in the second quarter of 2023, along with 46.2% for non-GAAP gross margin. We shipped 5,198,441 microinverters, or approximately 2,121.3 megawatts DC, and 82.3 megawatt hours of IQ™ Batteries.
Financial highlights for the second quarter of 2023 are listed below:
•Quarterly revenue of $711.1 million
•GAAP gross margin of 45.5%; non-GAAP gross margin of 46.2%
•GAAP operating income of $170.3 million; non-GAAP operating income of $230.5 million
•GAAP net income of $157.2 million; non-GAAP net income of $205.6 million
•GAAP diluted earnings per share of $1.09; non-GAAP diluted earnings per share of $1.47
•Free cash flow of $225.2 million; ending cash, cash equivalents, and marketable securities of $1.8 billion
Our revenue and earnings for the second quarter of 2023 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q2 2023	Q1 2023	Q2 2022	Q2 2023	Q1 2023	Q2 2022
Revenue	$711,118	$726,016	$530,196	$711,118	$726,016	$530,196
Gross margin	45.5%	45.0%	41.3%	46.2%	45.7%	42.2%
Operating expenses	$153,022	$158,708	$124,969	$98,162	$98,375	$71,169
Operating income	$170,320	$167,663	$94,036	$230,468	$233,562	$152,412
Net income	$157,191	$146,873	$76,976	$205,599	$192,319	$149,852
Basic EPS	$1.15	$1.07	$0.57	$1.51	$1.41	$1.11
Diluted EPS	$1.09	$1.02	$0.54	$1.47	$1.37	$1.07
Total revenue for the second quarter of 2023 was $711.1 million, compared to $726.0 million in the first quarter of 2023. Our revenue in the United States for the second quarter of 2023 decreased over 12% due to macroeconomic conditions, while our revenue in Europe increased approximately 25%, compared to the first quarter of 2023.
Our non-GAAP gross margin was 46.2% in the second quarter of 2023, compared to 45.7% in the first quarter of 2023, driven by increased IQ8™ product mix and improved logistics. Our non-GAAP operating expenses were $98.2 million in the second quarter of 2023, compared to $98.4 million in the first quarter of 2023. Our non-GAAP operating income was $230.5 million in the second quarter of 2023, compared to $233.6 million in the first quarter of 2023.
We exited the second quarter of 2023 with $1.8 billion in cash, cash equivalents, and marketable securities and generated $269.2 million in cash flow from operations in the second quarter of 2023. Our capital expenditures were $44.0 million in the second quarter of 2023, compared to $22.5 million in the first quarter of 2023. The increase was primarily due to investment in U.S. manufacturing and R&D equipment.
IQ8 Microinverters constituted approximately 78% of all our microinverter shipments during the second quarter of 2023. In addition to the U.S., we are now shipping IQ8 Microinverters into France, the Netherlands, Spain, Portugal, Poland, and Germany to support newer high-powered solar panels.

Our IQ Battery shipments were 82.3 megawatt hours in the second quarter of 2023, compared to 102.4 megawatt hours in the first quarter of 2023. We recently introduced IQ Batteries into Spain and Portugal and launched the IQ™ Battery 5P, our most powerful battery-to-date, in Australia, the United States, and Puerto Rico during the second quarter of 2023. The IQ Battery 5P is modular and can deliver 3.84 kW continuous power and 7.68 kW peak power, enabling homeowners to start heavy loads like air conditioners easily during power outages. More than 3,500 installers worldwide are certified to install our IQ Batteries.
We began shipments of our microinverters in the second quarter of 2023 from our contract manufacturer Flex in Columbia, South Carolina. We are pleased that President Biden was able to visit the Flex facility and inaugurate the function. In addition, we began shipments from our new contract manufacturing partner Foxconn in Mount Pleasant, Wisconsin. We shipped approximately 50,000 units from these two U.S. contract manufacturers in the second quarter of 2023 and realized a net IRA benefit of $1.6 million. The Inflation Reduction Act (“IRA”) has enabled us to begin manufacturing in the United States, creating new jobs, advancing the country's clean energy economy, and contributing to the growth of our business. We remain on track to begin shipments from a third U.S. contract manufacturer in the third quarter of 2023.
As part of our share repurchase program authorized by our Board of Directors in May 2021, we repurchased approximately 1.25 million shares in the second quarter of 2023 at an average price of $159.43 for a total of approximately $200 million. This completed our $500 million share repurchase program authorized in May 2021.
Our Board of Directors has recently authorized a new share repurchase program pursuant to which we may repurchase up to an aggregate of $1.0 billion of our common stock. Subject to applicable rules and regulations, the stock repurchases may be made from time to time, through solicited or unsolicited transactions in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws, and other considerations. The share repurchase program may be discontinued or amended at any time by our Board of Directors and expires on July 26, 2026.
BUSINESS HIGHLIGHTS

On July 20, 2023, Enphase Energy announced that it expanded its global relationship with renewable energy company BayWa r.e., a leading global developer and solar photovoltaic distributor, to distribute Enphase’s family of IQ8 Microinverters in Poland.
On July 17, 2023, Enphase Energy announced that Solargraf℠, its cloud-based design and proposal software platform used by solar installers for creating production system proposals and plan documents for both residential and commercial customers, is now available in Brazil.
On June 29, 2023, Enphase Energy announced that it expanded its relationship with 4blue, a full-service wholesaler of solar and battery systems, to distribute IQ® Microinverters and IQ Batteries in the Netherlands, Germany, Belgium, and Luxembourg.
On June 26, 2023, Enphase Energy announced the launch of IQ8 Microinverters, with peak output AC power of 384 W, in Germany to support newer high-powered solar modules.
On June 12, 2023, Enphase Energy announced the launch of the IQ™ Energy Router™ family of devices in Germany and Austria to enable the integration of select third-party electric vehicle chargers and heat pumps into Enphase solar and battery systems.
On May 30, 2023, Enphase Energy announced that it expanded its relationship with Natec, a leading wholesaler of solar and battery products, to distribute IQ Microinverters and IQ Batteries across Europe.
On May 4, 2023, Enphase Energy announced the launch of IQ8 Microinverters, with peak output AC power of 384 W, in Poland to support newer high-powered solar modules.

THIRD QUARTER 2023 FINANCIAL OUTLOOK
For the third quarter of 2023, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $550.0 million to $600.0 million, which includes shipments of 80 to 100 megawatt hours of IQ Batteries
•GAAP gross margin to be within a range of 41.0% to 44.0%, before net IRA benefit
•Non-GAAP gross margin to be within a range of 42.0% to 45.0%, excluding stock-based compensation expense and acquisition related amortization and before net IRA benefit
•Net IRA benefit to be within a range of $14.5 to $16.5 million based on estimated shipments of 600,000 units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $159.0 million to $163.0 million
•Non-GAAP operating expenses to be within a range of $101.0 million to $105.0 million, excluding $58.0 million estimated for stock-based compensation expense and acquisition related expenses and amortization
•GAAP and non-GAAP annualized effective tax rate with IRA benefit is expected to be within a range of 20.0% to 22.0%
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:

Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment related charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to report the non-GAAP tax amount based on cash tax expense and reserves for periods prior to 2023. Effective January 1, 2023, Enphase Energy updated its methodology of computing the non-GAAP income tax adjustment from reporting cash tax expense and reserves to the projected non-GAAP annualized effective tax rate as Enphase Energy utilized most of its net operating loss and tax credit carryforwards in the year ended December 31, 2022 and became a significant cash taxpayer in the United States. Going forward, Enphase Energy will exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2023 results and third quarter 2023 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 6951053, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its third quarter of 2023 financial outlook, gross margin, operating expenses, and annualized effective tax rate; its expectations regarding the expected net IRA benefit and the ability of the IRA to contribute to its growth; timing, price, and volume of repurchases under the new share repurchase program; its expectations on the timing of the introduction of IQ Batteries into new countries globally; the capabilities, advantages, features, and performance of its technology and products; the anticipated demand for and availability of its products and services; and growth in deployments of Enphase products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 68 million microinverters, and more than 3.5 million Enphase-based systems have been deployed in over 145 countries. For more information, visit www.enphase.com.
© 2023 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, Solargraf, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net revenues	$711,118	$726,016	$530,196	$1,437,134	$971,488
Cost of revenues	387,776	399,645	311,191	787,421	575,510
Gross profit	323,342	326,371	219,005	649,713	395,978
Operating expenses:
Research and development	60,043	57,129	39,256	117,172	74,975
Sales and marketing	58,405	64,621	53,588	123,026	94,932
General and administrative	34,397	36,265	32,125	70,662	70,211
Restructuring charges	177	693	—	870	—
Total operating expenses	153,022	158,708	124,969	311,730	240,118
Income from operations	170,320	167,663	94,036	337,983	155,860
Other income (expense), net
Interest income	16,526	13,040	796	29,566	1,256
Interest expense	(2,219)	(2,156)	(2,168)	(4,375)	(4,904)
Other income (expense), net	(33)	426	(456)	393	(2,597)
Total other income (expense), net	14,274	11,310	(1,828)	25,584	(6,245)
Income before income taxes	184,594	178,973	92,208	363,567	149,615
Income tax provision	(27,403)	(32,100)	(15,232)	(59,503)	(20,818)
Net income	$157,191	$146,873	$76,976	$304,064	$128,797
Net income per share:
Basic	$1.15	$1.07	$0.57	$2.23	$0.96
Diluted	$1.09	$1.02	$0.54	$2.11	$0.91
Shares used in per share calculation:
Basic	136,607	136,689	135,196	136,650	134,768
Diluted	145,098	145,986	143,725	145,608	143,602

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$278,676	$473,244
Marketable securities	1,521,816	1,139,599
Accounts receivable, net	520,306	440,896
Inventory	166,111	149,708
Prepaid expenses and other assets	73,880	60,824
Total current assets	2,560,789	2,264,271
Property and equipment, net	151,657	111,367
Operating lease, right of use asset, net	22,954	21,379
Intangible assets, net	85,960	99,541
Goodwill	214,290	213,559
Other assets	195,283	169,291
Deferred tax assets, net	234,949	204,872
Total assets	$3,465,882	$3,084,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,075	$125,085
Accrued liabilities	425,285	295,939
Deferred revenues, current	109,176	90,747
Warranty obligations, current	36,686	35,556
Debt, current	93,383	90,892
Total current liabilities	743,605	638,219
Long-term liabilities:
Deferred revenues, noncurrent	354,296	281,613
Warranty obligations, noncurrent	144,029	95,890
Other liabilities	50,251	43,520
Debt, noncurrent	1,201,114	1,199,465
Total liabilities	2,493,295	2,258,707
Total stockholders’ equity	972,587	825,573
Total liabilities and stockholders’ equity	$3,465,882	$3,084,280

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income	$157,191	$146,873	$76,976	$304,064	$128,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,828	16,591	13,999	34,419	28,102
Net amortization (accretion) of premium (discount) on marketable securities	(10,157)	(7,548)	1,248	(17,705)	2,703
Provision for doubtful accounts	449	180	(16)	629	131
Asset impairment	—	—	1,200	—	1,200
Non-cash interest expense	2,106	2,034	2,046	4,140	4,025
Net (gain) loss from change in fair value of debt securities	(1,754)	(1,744)	(987)	(3,498)	129
Stock-based compensation	54,166	59,655	53,064	113,821	100,861
Deferred income taxes	(10,615)	(16,181)	12,452	(26,796)	15,617
Changes in operating assets and liabilities:
Accounts receivable	(3,968)	(79,529)	51,770	(83,497)	27,546
Inventory	(15,548)	(855)	(33,830)	(16,403)	(55,866)
Prepaid expenses and other assets	(20,536)	(21,457)	(18,310)	(41,993)	(21,352)
Accounts payable, accrued and other liabilities	24,685	82,540	12,033	107,225	10,228
Warranty obligations	34,681	14,588	12,972	49,269	22,878
Deferred revenues	40,715	51,085	16,033	91,800	38,094
Net cash provided by operating activities	269,243	246,232	200,650	515,475	303,093
Cash flows from investing activities:
Purchases of property and equipment	(44,002)	(22,476)	(8,691)	(66,478)	(21,066)
Purchases of marketable securities	(577,521)	(695,387)	(60,061)	(1,272,908)	(60,061)
Maturities and sale of marketable securities	557,471	354,333	116,298	911,804	193,033
Business acquisitions, net of cash acquired	—	—	(3,055)	—	(27,680)
Net cash provided by (used in) investing activities	(64,052)	(363,530)	44,491	(427,582)	84,226
Cash flows from financing activities:
Proceeds from exercise of equity awards and employee stock purchase plan	556	40	4,183	596	4,587
Repurchase of common stock	(200,000)	—	—	(200,000)	—
Payment of withholding taxes related to net share settlement of equity awards	(12,790)	(71,845)	(5,463)	(84,635)	(14,807)
Net cash used in financing activities	(212,234)	(71,805)	(1,280)	(284,039)	(10,220)
Effect of exchange rate changes on cash and cash equivalents	(326)	1,904	(238)	1,578	(942)
Net increase (decrease) in cash and cash equivalents	(7,369)	(187,199)	243,623	(194,568)	376,157
Cash and cash equivalents—Beginning of period	286,045	473,244	251,850	473,244	119,316
Cash and cash equivalents —End of period	$278,676	$286,045	$495,473	$278,676	$495,473

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Gross profit (GAAP)	$323,342	$326,371	$219,005	$649,713	$395,978
Stock-based compensation	3,398	3,669	3,131	7,067	5,638
Acquisition related amortization	1,890	1,897	1,445	3,787	2,744
Gross profit (Non-GAAP)	$328,630	$331,937	$223,581	$660,567	$404,360

Gross margin (GAAP)	45.5%	45.0%	41.3%	45.2%	40.8%
Stock-based compensation	0.5%	0.5%	0.6%	0.5%	0.5%
Acquisition related amortization	0.2%	0.2%	0.3%	0.3%	0.3%
Gross margin (Non-GAAP)	46.2%	45.7%	42.2%	46.0%	41.6%

Operating expenses (GAAP)	$153,022	$158,708	$124,969	$311,730	$240,118
Stock-based compensation (1)	(50,768)	(55,986)	(49,933)	(106,754)	(95,223)
Acquisition related expenses and amortization	(3,884)	(3,654)	(3,867)	(7,538)	(7,476)
Restructuring and asset impairment charges	(208)	(693)	—	(901)	—
Operating expenses (Non-GAAP)	$98,162	$98,375	$71,169	$196,537	$137,419

(1) Includes stock-based compensation as follows:
Research and development	$23,765	$21,478	$16,266	$45,243	$29,995
Sales and marketing	14,515	21,419	22,176	35,934	35,233
General and administrative	12,488	13,089	11,491	25,577	29,995
Total	$50,768	$55,986	$49,933	$106,754	$95,223

Income from operations (GAAP)	$170,320	$167,663	$94,036	$337,983	$155,860
Stock-based compensation	54,166	59,655	53,064	113,821	100,861
Acquisition related expenses and amortization	5,774	5,551	5,312	11,325	10,220
Restructuring and asset impairment charges	208	693	—	901	—
Income from operations (Non-GAAP)	$230,468	$233,562	$152,412	$464,030	$266,941

Net income (GAAP)	$157,191	$146,873	$76,976	$304,064	$128,797
Stock-based compensation	54,166	59,655	53,064	113,821	100,861
Acquisition related expenses and amortization	5,774	5,551	5,312	11,325	10,220
Restructuring and asset impairment charges	208	693	—	901	—
Non-cash interest expense	2,106	2,034	2,048	4,140	4,027
Non-GAAP income tax adjustment	(13,846)	(22,487)	12,452	(36,333)	15,617

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income (Non-GAAP)	$205,599	$192,319	$149,852	$397,918	$259,522

Net income per share, basic (GAAP)	$1.15	$1.07	$0.57	$2.23	$0.96
Stock-based compensation	0.40	0.44	0.39	0.83	0.75
Acquisition related expenses and amortization	0.04	0.04	0.04	0.08	0.08
Restructuring and asset impairment charges	—	0.01	—	0.01	—
Non-cash interest expense	0.02	0.01	0.02	0.03	0.03
Non-GAAP income tax adjustment	(0.10)	(0.16)	0.09	(0.27)	0.11
Net income per share, basic (Non-GAAP)	$1.51	$1.41	$1.11	$2.91	$1.93

Shares used in basic per share calculation GAAP and Non-GAAP	136,607	136,689	135,196	136,650	134,768

Net income per share, diluted (GAAP)	$1.09	$1.02	$0.54	$2.11	$0.91
Stock-based compensation	0.39	0.43	0.38	0.81	0.73
Acquisition related expenses and amortization	0.05	0.04	0.04	0.08	0.08
Restructuring and asset impairment charges	0.01	0.01	—	0.01	—
Non-cash interest expense	0.02	0.02	0.02	0.03	0.03
Non-GAAP income tax adjustment	(0.09)	(0.15)	0.09	(0.20)	0.11
Net income per share, diluted (Non-GAAP) (2)	$1.47	$1.37	$1.07	$2.84	$1.86

Shares used in diluted per share calculation GAAP	145,098	145,986	143,725	145,608	143,602
Shares used in diluted per share calculation Non-GAAP (3)	139,770	140,658	139,650	140,280	139,527

Net cash provided by operating activities (GAAP)	$269,243	$246,232	$200,650	$515,475	$303,093
Purchases of property and equipment	(44,002)	(22,476)	(8,691)	(66,478)	(21,066)
Free cash flow (Non-GAAP)	$225,241	$223,756	$191,959	$448,997	$282,027

(2)    Calculation of non-GAAP diluted net income per share for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, as well as the six months ended June 30, 2023 and 2022, excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded convertible Notes due 2025, Notes due 2026 and Notes due 2028 totaling 5,328 thousand shares in each of the three months ended June 30, 2023 and, March 31, 2023, and the six months ended June 30, 2023, from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2025, Notes due 2026 and Notes due 2028. We excluded convertible Notes due 2026 and Notes due 2028 totaling 4,075 thousand shares in each of the three and six months ended June 30, 2022 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2025, Notes due 2026 and Notes due 2028.